CONFIDENTIAL OFFERING MEMORANDUM

                               MALL OF FAME, INC.
                             (A Nevada Corporation)

                             Up to 2,000,000 Shares
                         Of Common Stock, .001 Par Value

         Offering Price: $.05 Per Share - Minimum purchase: 5,000 Shares
                          -- Total Offering: $100,000

IT IS ANTICIPATED THAT THE SECURITIES WILL BE OFFERED FOR SALE IN A NUMBER OF STATES. THE SECURITIES LAWS OF CERTAIN STATES REQUIRE CERTAIN CONDITIONS AND RESTRICTIONS RELATING TO THE OFFERING TO BE DISCLOSED. A DESCRIPTION OF THE RELEVANT CONDITIONS AND RESTRICTIONS IS SET FORTH BELOW. FURTHERMORE, CERTAIN STATES IMPOSE SUITABILITY STANDARDS ON PROSPECTIVE PURCHASERS IN ADDITION TO THOSE GENERALLY IMPOSED BY THE COMPANY. IT SHOULD NOT BE ASSUMED BY REASON OF THE SUMMARY BELOW OF A PARTICULAR STATE'S REQUIREMENTS THAT THE COMPANY HAS BEEN AUTHORIZED TO OFFER OR SELL SECURITIES IN SUCH STATE.

THESE SECURITIES ARE BEING ISSUED PURSUANT TO A CLAIM OF EXEMPTION FROM THE REGISTRATION OR QUALIFICATION PROVISION OF THE SECURITIES LAWS, SPECIFICALLY
RULE 504 OF REGULATION D UNDER THE SECURITIES ACT OF 1933, AND VARIOUS SELF-EXECUTING LIMITED OFFERING EXEMPTIONS OR ISOLATED TRANSACTION EXEMPTIONS IN THE STATES WHERE AN OFFERING WILL BE MADE, WHICH THE OFFER INTENDS TO FULLY COMPLY WITH AND IS TAKING SPECIFIC INTERNAL STEPS TO DO SO. WHILE THERE ARE NO RESTRICTIONS ON THE RESALE OF THESE SECURITIES ON THE FEDERAL LEVEL, THE VARIOUS STATE LAW REQUIREMENTS MUST BE COMPLIED WITH FOR PURPOSES OF RESALE, WHICH MAY BE DONE PURSUANT TO EXEMPTION WHEREVER AVAILABLE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                      Price to Purchasers                Proceeds to the Company
                      -------------------                -----------------------

Per Unit              $ 0.05                             $ 0.05

Total Offering        $ 100,000.00                       $ 100,000.00
--------------------------------------------------------------------------------

                               Mall of Fame, Inc.
                            11974 Avenida Consentido
                           San Diego, California 92128

                This Prospectus was authorized in January of 1998

                                TABLE OF CONTENTS



TABLE OF CONTENTS..............................................................2

THE OFFERING...................................................................3

OFFERING SUMMARY...............................................................4

   THE COMPANY.................................................................4
   THE OFFERING................................................................4
   SELECTED FINANCIAL INFORMATION..............................................4
   BALANCE SHEET DATA..........................................................4

RISK FACTORS...................................................................5

   BUSINESS RISKS..............................................................6

DILUTION.......................................................................6

USE OF PROCEEDS................................................................7

PROPOSED BUSINESS OF THE COMPANY...............................................8

   HISTORY AND ORGANIZATION....................................................8
   THE COMPANY.................................................................8
   BUSINESS OF THE COMPANY.....................................................8
   MARKET......................................................................9
   COMPETITION................................................................10
   MANAGEMENT.................................................................10
   COMPENSATION...............................................................10
   INDEMNIFICATION AND EXCLUSION OF LIABILITY OF DIRECTORS AND OFFICERS.......11

RESUMES.......................................................................11

CONFLICTS OF INTEREST.........................................................12

STOCK.........................................................................13

   PRINCIPAL SHAREHOLDERS.....................................................13
   DESCRIPTION OF SECURITIES..................................................13

PRICING THE OFFERING..........................................................14

LITIGATION....................................................................14

LEGAL MATTERS.................................................................14

EXPERTS.......................................................................14

ADDITIONAL INFORMATION........................................................14

                                  THE OFFERING

This offering is being made by Mall of Fame, Inc. (the "Company") on a "best efforts" basis. The Company is offering 2,000,000 shares of its common stock
("Shares") at a price of $0.05 per share. All funds received from subscribers will be deposited in the treasury of the Company upon acceptance of the subscription.

There is no market for the shares being offered and there can be no assurance that a market will develop by reason of this offering. The offering price has been arbitrarily determined by the Company, and has no relationship to the Company's assets, book value, net worth, or other recognized criteria of value. The Company has no operating history and there are significant risks that exist concerning the Company and its proposed operations (see "RISK FACTORS").

The Company will file a Notice of Sale of  Securities  Pursuant to Regulation D,
Section 4(6) and/or Uniform Limited Offering Exemption (the "Notice") on Form D with the United States Securities and Exchange Commission.

Copies of the Notice on Form D may be inspected without charge at the corporate offices of the Company during regular business hours and copies of all or any part thereof may be obtained from the Company at prescribed rates.

THE SHARES ARE OFFERED BY THE COMPANY AND MAY BE SOLD BY OFFICERS AND DIRECTORS OF THE COMPANY AND ARE SUBJECT TO PRIOR SALE, WITHDRAWAL, OR CANCELLATION OR MODIFICATION WITHOUT NOTICE. OFFERS TO PURCHASE, AND CONFIRMATIONS OF SALE, ISSUED BY THE COMPANY ARE SUBJECT TO ACCEPTANCE BY THE COMPANY AND IT IS THE RIGHT OF THE COMPANY TO REJECT ANY OFFER TO PURCHASE AND CANCEL ANY CONFIRMATION OF SALE, IN WHOLE OR IN PART, WITH OR WITHOUT CAUSE, AT ANY TIME PRIOR TO DELIVERY OF UNIT SHARES TO A SUBSCRIBER.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION, OR IN ANY JURISDICTION IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO. ALL PAYMENTS FOR THESE SECURITIES SHALL BE MADE BY CASH, CHECK, OR MONEY ORDER PAYABLE TO "MALL OF FAME, INC."

THE TERMINATION DATE OF THIS OFFERING IS NINETY (90) DAYS AFTER THE DATE OF THIS PROSPECTUS, UNLESS EXTENDED BY THE COMPANY FOR AN ADDITIONAL NINETY (90) DAYS.

                                OFFERING SUMMARY

The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by the more detailed information and financial statements (including notes thereto) appearing elsewhere in this Prospectus.

The Company
-----------

Mall of Fame, Inc. (the "Company") was organized as a Nevada corporation in January of 1998. Its principal office is currently located at 11974 Avenida Consentido, San Diego, California 92128. The telephone number is (619) 675-4449. The fax number is (619) 675-4443.

The Company was formed to create and design a fully functional, interactive Internet Web Site which will allow the public to access an Internet shopping mall to market and sell the products and/or services of celebrities (such as movie and television stars, professional athletes, and professional musicians).

The company is a start-up enterprise in the development stage and has had no revenues to date. (See "Proposed Business of the Company").

The Offering
--------------------------------------------------------------------------------
Type of securities offered:           2,000,000 Shares of Common Stock
                                      $.001 Par Value, offered at $.05 per share
--------------------------------------------------------------------------------
Shares outstanding prior to offering: 3,000,000

--------------------------------------------------------------------------------
Shares outstanding after offering:    5,000,000
(if all securities are sold)
--------------------------------------------------------------------------------


Selected Financial Information
------------------------------

The following sets forth the selected financial information as of January 28, 1998, and is qualified in its entirety by the financials appearing elsewhere in this Prospectus. The Company's fiscal year end is December 31.

Balance Sheet Data
--------------------------------------------------------------------------------
Cash                                                                     $0.00
--------------------------------------------------------------------------------
Total Assets                                                             $0.00
--------------------------------------------------------------------------------
Total Liabilities                                                        $0.00
--------------------------------------------------------------------------------
Book Value Per Share                                                     $0.00
--------------------------------------------------------------------------------

                                  RISK FACTORS

     1. Arbitrary Offering Price. Prior to the offering made hereby, there has been no market for the Company's Common Stock. The offering price of the Shares has been arbitrarily determined by the Company and bears no relationship to assets, book value, net worth, earnings, actual results of operations, or any other established investment criteria. Among the factors considered in determining such offering price were the Company's current financial condition, the degree of control which the current shareholders desired to retain, and an evaluation of the prospects for the Company's growth. The offering price set forth on the cover page of this Prospectus should not, therefore, be considered an indication of the actual value of the Common Stock of the Company.

     2. Dilution. Investors participating in this offering will not incur immediate, substantial dilution. See "DILUTION".

     3. Lack of Market for Shares. There is no market for the Company's Shares and there can be no assurance that such a market will develop by reason of this offering. Upon completion of the offering, there is a possibility that even if a market does develop, it would not be sustained. The investment community may show little or no interest in the Shares offered; and, accordingly, investors may not be readily able to liquidate their investment. Even if a purchaser hereunder is able to find a brokerage firm to effect a transaction in the securities of the Company, a combination of brokerage commissions, state transfer taxes, when applicable, and any other selling costs may exceed the offering price of the same.

     4. No Underwriter. The Company will sell the Shares offered hereby without the use of an underwriter. The Company may experience difficulty in completing the sale of its Shares and if so, the Company may not be able to complete its business plan as successfully as it might if the maximum number of Shares are sold.

     5. No Likelihood of Dividends. The Company has never paid dividends. At present, the Company does not anticipate paying dividends on its Common Stock in the foreseeable future and intends to devote any earnings to the development of the Company's business. Investors who anticipate the need for immediate income from their investment should refrain from the purchase of the Shares.

     6. Potential for Future Stock Offerings. In the event the proceeds from this Offering are inadequate to finance operations, the Company may conduct future offerings of its securities. Such an offering would dilute the ownership interests of investors in this offering.

Business Risks
--------------

     7. Recently Organized Company. The Company was only recently organized and may be considered a start-up company. The Company has no operating history and has not conducted any significant business prior to its organization. The Company, therefore, must be considered promotional and in its early formative and developmental stage. Potential investors should be aware of the difficulties normally encountered by a new enterprise. There is nothing at this time on which to base an assumption that the Company's business plans will prove successful, and there is no assurance that the Company will be able to operate profitably (see "PROPOSED BUSINESS OF THE COMPANY").

     8. Use of Proceeds Not Specific. The proceeds of this offering have been allocated only generally. Proceeds from sale of Shares will most likely be allocated to working capital or administrative expenses. Accordingly, investors will entrust their funds with management in whose judgment investors must depend, with only limited information about management's specific intentions. (see "USE OF PROCEEDS" and "PROPOSED BUSINESS OF THE COMPANY").

     9. Controlling Entities and Potential Conflicts of Interest. Upon completion of this offering, the present directors and executive officers and their respective affiliates, will beneficially own 70% of the outstanding Common Stock. As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. Management will be engaged in transactions with the Company that will involve potential conflicts of interest. In addition, the officers are not required to devote all of their time and energies to the business and affairs of the Company.

     10. Competition. There are numerous corporations, firms, and individuals that are engaged in the type of business activities contemplated by the Company. Many of those entities are more experienced and possess substantially greater financial, technical, and personnel resources than the Company. While the Company hopes to be competitive with other similar companies, there can be no assurance that such will be the case.

                                    DILUTION

Dilution is a reduction in the net tangible book value of a purchaser's investment measured by the difference between the purchase price and the net tangible book value of the Shares after the purchase takes place. The net tangible book value of Common Stock is equal to stockholders' equity applicable to the Common Stock as shown on the Company's balance sheet divided by the number of shares of Common Stock outstanding. As a result of such dilution, in the event the Company is liquidated, a purchaser of Shares may receive less than his initial investment and a present stockholder may receive more.

The net tangible book value of the Company's Common Stock as of January 15, 1998 was $0.00 per share. After giving effect to the receipt of estimated net proceeds of $100,000 thousand dollars from the sale by the Company of 2,000,000 shares of Common Stock the pro forma net tangible book value would then be $100,000 thousand dollars or $0.03 per share of Common Stock. This represents an immediate increase in net tangible book value of $0.03 per share of Common Stock to existing holders of Common Stock from the proceeds of the Offering and substantial dilution to the new investors (i.e., the difference between the assumed initial offering price of $0.05 per share of Common Stock and the pro forma net tangible book value per share) of $0.02 per share of Common Stock.

                                 USE OF PROCEEDS

The net proceeds of the offering will be $100,000. The principal purposes and priorities in which proceeds are to be used are as set forth below:

--------------------------------------------------------------------------------
Gross Amount of Proceeds:                          $100,000.00           100.0%
--------------------------------------------------------------------------------
Miscellaneous Expenses                                5,000.00             5.0
--------------------------------------------------------------------------------
Working Capital                                       8,000.00             8.0
--------------------------------------------------------------------------------
Accounting & Legal Fees                              10,000.00            10.0
--------------------------------------------------------------------------------
Officers Salaries (1 year)                           12,000.00            12.0
--------------------------------------------------------------------------------
Web Site Development ("Mall of Fame")                20,000.00            20.0
--------------------------------------------------------------------------------
Consulting Fees                                      20,000.00            20.0
--------------------------------------------------------------------------------
Computer & Office Equipment                          25,000.00            25.0
--------------------------------------------------------------------------------
Total                                              $100,000.00           100.0%
--------------------------------------------------------------------------------

The amounts set forth above merely indicate the proposed use of proceeds. Actual expenditures may vary substantially from these estimates depending upon economic conditions and the production and sale of the products and services provided by the Company. Accordingly the Company reserves the option to seek additional funds through loans, other offering of the Company's securities or other financial arrangements.

                        PROPOSED BUSINESS OF THE COMPANY

History and Organization
------------------------

Mall of Fame, Inc. (the "Company") was organized as a Nevada corporation in January of 1998. Its principal office is currently located at 11974 Avenida Consentido, San Diego, California 92128. The telephone number is (619) 675-4449. The fax number is (619) 675-4443.

The Company
-----------

The Company was formed to create and design a fully functional, interactive Internet Web Site which will allow the public to access an Internet shopping mall to market and sell the products and/or services of celebrities (such as movie and television stars, professional athletes, and professional musicians).

The Company is a start-up enterprise in the development stage and has had no revenues to date.

Business of the Company
-----------------------

Web Site Design and Development: The Company intends to establish a "virtual mall" where celebrities and famous people can present and sell any of their products and/or services. Fans will be able to visit the Mall and purchase products from a celebrity via credit and debit card orders. The transaction will be able to be placed on-line (via a secured transaction) or fans will have the option of calling a toll free number. The Company's site will allow the estimated 60 million Internet users world-wide to have continual access to their favorite celebrities products, 24 hours a day, seven days a week! Celebrities with large fan followings will be listed on the site at no charge. Additional Web pages may be designed for certain celebrities if the management of the Company determines that it is in their best interest. Management has already begun discussions with a number of celebrities who have expressed strong interest. The Company plans to design the site to accommodate up to 10,000 celebrities and famous people.

World Wide Web Publishing Services: The Company offers a number of Internet publishing services to its subscribers, including; (i) Web graphic design, (ii) User interface design, (iii) Content creation and management, and (iv) Secure financial transactions.

Web Graphic design: The Company's user interface design service focuses on maximizing the ease with which Internet users can navigate through and use a customer's Web site, regardless of the particular Internet software used. Specifically, the Company makes recommendations as to which information should be presented and what types of layouts and information organizations should be used.

User Interface Design: The Company's Web graphic design and content creation and management services assist customers in translating existing text and graphics into HTML (hypertext markup language), an Internet publishing language, or other Internet-compatible protocols. The Company also offers assistance to its customers in developing, planning, and implementing a management process for the customers' publication data and its appearance on the Internet.

Advertising: The Company also plans to sell advertising on the Mall of Fame by means of ad banners and links to other sites. All areas of the site will be designed to allow significant advertising space. This could, potentially, generate significant revenue for the Company.

Secure Financial Transactions: The development of commerce over the Web has been hampered somewhat by a shortage of "secure" transactions mechanisms. The Company is currently programming a secure credit card payment system for its largest
Internet customers. The development of this system, and other like it, may contribute to the use of credit card payment systems by commercial organizations over the World Wide Web. The Company plans, and intends to market system to its customers in general.

Market
------

Demand for access to celebrities and their product continues to grow at a phenomenal rate. The Company estimates that over 200 million fans, in the U.S. alone, spend almost $100 billion each year on celebrity related products: from movies and television, to sports, to music, plus the many other forms of entertainment. Fans have an insatiable and desire to know every possible detail about their favorite celebrity. They want to be able to interact in some way with the celebrity and own something that was personalized by him or her. Additionally, certain Celebrities have developed their own line of products which they want to promote and they would welcome a way to assist their business growth and exposure through 24 hour a day interaction with their fans and potential consumers.

At the same time, the Internet has become the latest, hottest, fastest growing medium for communication and advertising. Current estimates are that the Internet is growing at a rate of 20% percent a month, and that there are currently over 60 million Internet users worldwide. Over 40% of all US households are estimated to now have a PC, with up to 30% of those owners using the Internet on a regular basis. The Internet's pace of growth accelerates each month. It is spreading faster than cable television, VCRs, cellular phones, fax machines--faster than any telecommunication product in history. Current projections indicate that by the year 2000, 187 million host computers will be connected to an Internet constituting 4.1 million networks dispersed around the globe.

Now fans and potential buyers will be able to attain that next level of intimacy with their favorite celebrity. The instant gratification they dreamed of can now belong to them, interactively, over the Internet, 24 hours a day.

Competition
-----------

Management has found other Internet sites with similar concepts. The number of such sites will, no doubt, continue to grow with the popularity of the Internet. However, there are so many other interests and opportunities on the Internet that the management does not expect overwhelming competition in this niche celebrity market chosen by the Company.

Accordingly, the Company expects to remain for an indeterminate time, a small participant in the business of marketing celebrity products over the Internet. The Company also believes that the services to be developed by the Company will be sufficiently unique in the content of the Web Site that the Company may derive revenues beyond the normal expectancy for such initial services.

Management
----------

The directors and executive officers of the Company are as follows:

--------------------------------------------------------------------------------
Name and Address                 Position
--------------------------------------------------------------------------------
Joseph G. Lucidi                 President
11974 Avenida Consentido         Member of the Board of Directors
San Diego, California 92128
--------------------------------------------------------------------------------
Christopher Q. Lucidi            Vice President
11974 Avenida Consentido         Member of the Board of Directors
San Diego, California 92128
--------------------------------------------------------------------------------
Karen L. Tovar                   Secretary & Treasurer
8701 Mesa Road, Space 67         Member of the Board of Directors
Santee, California 92071
--------------------------------------------------------------------------------

The directors named above will serve until the first annual meeting of the Company's shareholders. Thereafter, directors will be elected for one-year terms at the annual shareholders' meeting. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement, of which none currently exist or are contemplated.

The directors and officers initially will devote their time to the Company's affairs on an "as needed" basis, the amount of which is undetermined at this time. Such time could amount to as little as ten percent of the time they devote to their own business affairs.

There are no other persons whose activities are material to the Company's operations.

Compensation
------------

The Board of Directors has adopted a salary compensation for the Directors and Officers of the Company. Currently, only the Vice President will receive a salary of $1,000 per month for the next twelve months. At the end of the twelve months, the financial condition of the company will dictate the compensations of the Vice President and other Officers and Directors, plus the Company will reimburse its officers and directors for any out-of pocket expenses incurred on behalf of the Company. The Company does not have any pension, profit-sharing, stock bonus, or other benefit plans. Such plans may be adopted in the future at the discretion of the Board of Directors.

Indemnification and Exclusion of Liability of Directors and Officers.
---------------------------------------------------------------------

So far as permitted by the Nevada Business Corporation Act, the Company's Articles of Incorporation provide that the Company will indemnify its directors and officers against expenses and liabilities they may incur and defend, settle or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or to have engaged in willful misconduct. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, (collectively, the "Acts") may be permitted to directors, officers or controlling persons pursuant to foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Acts and is, therefore, unenforceable.

                                     RESUMES

Joseph G. Lucidi
President, Member of the Board of Directors
-------------------------------------------

Mr. Lucidi is currently serving as President and is also a Member of the Board of Directors. His job responsibilities include general supervision and control of all of the business and affairs of the Corporation. Mr. Lucidi's accomplishments in the past, financially speaking, began back in 1973, when he purchased the Bar & Restaurant Supply Co. for $17,000 and later sold it in 1976 for $205,000. In 1974, he started a Milwaukee Electric Tool business and within two years, built it into the largest dealership in the State of Michigan. He started this business with relatively no cash and some minor inventory, and sold it in 1980 for $100,000. In 1975, he started a small drywall business and ran it for two years, before deciding to dissolve the business in 1980, and it made approximately $20,000 a year net profit. In 1976 he purchased and A&W Restaurant for $135,000, and later sold the business in 1979 for $270,000. In 1982, after selling all of his assets in the State of Michigan, he moved to California and started Zips Tummy Buster, a submarine sandwich and pizza restaurant, in Kearny Mesa. The original Zips Tummy Buster was built for about $100,000 and later sold for $360,000. Between 1984 and 1989, Mr. Lucidi would build and operate five (5) more Zips Tummy Busters in the San Diego area, all of which were eventually sold for a gross profit in excess of $550,000. In 1988 he acquired the Hamburger Factory for a purchase price of $80,000, which at the time was grossing about $165,000. With his hard work and dedication, the Hamburger Factory currently grosses over $1,200,000 annually, and is expected to be sold for well over one million dollars in the future. Mr. Lucidi has a proven successful track record in the business world and will prove to be a valuable asset to the Company.

Karen L. Tovar
Secretary & Treasurer, Member of the Board of Directors
-------------------------------------------------------

Ms. Tovar is currently serving as Secretary and Treasurer and is also a Member of the Board of Directors. Ms. Tovar has had extensive experience and training in the Secretarial and related areas in the past. In 1994 she worked with Law/Crandall, Inc., a worldwide environmental engineering corporation based in Phoenix, Arizona as an administrative assistant. While working there she participated in office organization, assistance of support staff, and production of CA documents, document control logs, Project manuals, summary logs, and weekly progress reports. Prior to that position she worked with Danieal J. Gatto, CPA as an accountant with job responsibilities including data entry, client accounting system, time and billing system, depreciation and amortization schedules, W-2, and 1099. Ms. Tovar's past experiences will prove to be a valuable asset to the Company and its proposed future plans.

Christopher Q. Lucidi
Vice-President, Member of the Board of Directors
------------------------------------------------

Mr. Lucidi is currently the Vice President and a Member of the Board of Directors. Prior to this position, Mr. Lucidi was the Chief of Operations Officer, Secretary, Treasurer and a member of the Board of Directors for Celebrity Network, Inc., a full service Internet site involving celebrities, conducting business similar to the Company's proposed plans. With this in mind, Mr. Lucidi poses to be a valuable asset to the Company. His responsibilities while working with Celebrity Network included setting up and maintaining all accounting records including accounts payable, accounts receivable, payroll, taxes, and all incorporation filings, and business licenses. He was also in charge of supervising day to day operations of Celebrity Network including the marketing of their web site. Mr. Lucidi will apply his past knowledge in these fields to help make the Company a success.

                              CONFLICTS OF INTEREST

Initially, none of the officers of the Company will devote 100% of their time to the affairs of the Company. All of the officers have employment or business activities outside of the Company. There will be occasions when the time requirements of the Company conflict with the demands of the officers' other employment. In this event, such conflicts may require that the Company attempt to employ additional personnel. There is no assurance that the services of such persons will be available or that they can be obtained upon terms favorable to the Company.

The Company's officers and directors are subject to the doctrine of corporate opportunities only insofar as it applies to business opportunities in which the Company has indicated an interest, either through its proposed business plan or by way of an express statement of interest contained in the Company's minutes. No such indication of interest has yet been declared. If such areas of interest

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are  delineated,  all business  interests  which may conflict  with those of the
Company which come to the attention of an officer and/or director of the Company must be promptly disclosed to the Board of Directors and made available to the Company. In the event the Board shall reject an opportunity so presented, and only in that event, any of the Company's officers and directors may avail themselves of such an opportunity. Every effort will be made to resolve any conflicts that may arise in favor of the Company. There can be no assurance, however, that these efforts will be successful.

                                      STOCK

The following table sets forth information with respect to the share ownership, both before and after this offering, of all beneficial 5% or more shareholders, directors, officers and the officers and directors as a group, of the Stock of the Company.

Principal Shareholders
--------------------------------------------------------------------------------
          Owner                    Shares Owned   Percent Before   Percent After
                                                     Offering         Offering
--------------------------------------------------------------------------------
Joseph G. Lucidi
11974 Avenida Consentido             2,800,000         93.3%            56.0%
San Diego, California 92128
--------------------------------------------------------------------------------
Christopher Q. Lucidi
11974 Avenida Consentido              100,000           3.3%             2.0%
San Diego, California 92128
--------------------------------------------------------------------------------
Karen L. Tovar
8701 Mesa Road, Space 67              100,000           3.3%             2.0%
Santee, CA 92071
--------------------------------------------------------------------------------

Description of Securities
-------------------------

The Company is offering 2,000,000 Shares (the "Shares") in this offering at a price of $.05 per share. The Company is authorized to issue 50,000,000 shares of its Common Stock, $.001 par value. Each share of Common Stock is entitled to share pro rata in dividends and distributions with respect to the Common Stock when, as and if declared by the Board of Directors from funds legally available therefor. No holder of any shares of Common Stock has any pre-emptive right to subscribe for any of the Company's securities. Upon dissolution, liquidation or winding up of the Company, the assets will be divided pro rata on a share-for-share basis among holders of the shares of Common Stock after any required distribution to the holders of the preferred stock. All shares of Common Stock outstanding are fully paid and non-assessable and the shares will, when issued upon payment therefore as contemplated hereby, be fully paid and non-assessable. Each shareholder of Common Stock is entitled to one vote per share with respect to all matters that are required by law to be submitted to shareholders. The shareholders are not entitled to cumulative voting in the election of directors. Accordingly, the holders of more than 50% of the shares voting for the election of directors will be able to elect all the directors if they choose to do so.

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


                              PRICING THE OFFERING

There is no market for the Shares. Although the Company plans to try and develop a market for the shares, there is no assurance that a market will develop for such following the offering. The offering price of the Shares to be sold in the offering was determined by the Company. In determining the offering price and number of Shares to be offered, the Company considered such factors as the financial condition of the Company, its net tangible book value, lack of operating history, and general condition of the securities markets. Accordingly, the offering price set forth on the cover page of this Prospectus should not be considered to be an indication of the book value of the stock. The price bears no relation to the Company's assets, book value, lack of earnings or net worth or any other traditional criterion of value. Even in the event a market develops for the Common Stock of the Company, it is unlikely that normal market forces will result in a price increase of the Common Stock.

                                   LITIGATION

The Company is not presently a party to any litigation nor, to the knowledge of Management, is any litigation threatened.

                                  LEGAL MATTERS

Patricia Cudd & Associates whose principle address is 1120 Lincoln Street, Suite 703, Denver, Colorado 80203 will provide legal services in rendering an opinion with respect to the exemption to registration of the shares of common stock of the Company offered in this offering.

                                     EXPERTS

Sam Cordovano of Cordovano and Company whose principal address is 201 Steele Street, Suite 300; Denver, Colorado, independent certified public accountants, will act as auditor with respect to the financial and accounting statements of the Company.

                             ADDITIONAL INFORMATION

The Company will file within 15 days of the 1st sale, with the Securities and Exchange Commission a Notice of Sale of Securities Pursuant to Regulation D,
Section 4(6), and/or Uniform Limited Offering Exemption (the "Notice") on Form D under the provisions of the Securities Act of 1933. Copies of the Notice on Form D may be purchased at the Commission's principal office, upon payment of the fees presented by the Commission, or at the Company's corporate offices during regular business hours.

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